FOR IMMEDIATE RELEASE	NEWS
February 27, 2009	NASDAQ:ARTW

ART’S WAY MANUFACTURING ANNOUNCES A 26% INCREASE IN REVENUE FOR THE FISCAL YEAR 2008

Conference Call Scheduled For Monday, March 2, 2009 at 10:00 AM Eastern

ARMSTRONG, IOWA, February 27, 2009 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of farm machinery in the United States and internationally, announced its financial results for the fiscal year ended November 30, 2008.  Additionally, the Company has scheduled a conference call Monday, March 2, 2009 at 10:00 AM Eastern Time.

What:  Art’s Way Manufacturing Fiscal Year 2008 Financial Results Conference Call

When:  Monday, March 2, 2009 - 10:00 AM Eastern Time

How:  Live via phone by dialing 800-624-7038.  Code:  Art’s Way Manufacturing.  Participants to the conference call should call in at least 5 minutes prior to the start time.

J. Ward McConnell, Jr., Chairman of the Board, of Art’s Way Manufacturing will be leading the call and discussing fiscal year 2008 financial results, the status of the Company and the long term outlook for the balance of 2009.

Highlights:

•	Net sales increased $6,523,388 compared to the same period a year ago.
•	As of February 2009, order backlog is $15,012,284.

	For the Fiscal Year Ended November 30
	2008	2007	Change
Revenue	$32,041,138	$25,517,750	25.6%
Operating Income	$2,766,260	$3,756,850	-26.4%
Net Income	$1,829,567	$2,233,681	-18.1%
EPS (Basic)	$0.46	$0.56	-17.9%
EPS (Diluted)	$0.46	$0.56	-17.9%
Weighted avg. shares outstanding:
Basic	3,973,816	3,957,864
Diluted	3,990,500	3,968,614

Revenue:  Total revenue increased 25.6%, from $25.52 million to $32.04 million for the fiscal year ended November 30, 2008.  A large portion of the increase is due to the full year of Art’s Way Scientific revenue, and also to the addition of the Miller Pro product line.

Income:  Operating income decreased from $3.76 million to $2.77 million for the fiscal year ended November 30, 2008, while net income for the fiscal year ended November 30, 2008 decreased from $2.23 million to $1.83million.  These decreases are due to reduced gross margins, along with increased administrative costs.

Earnings per Share:  Earnings per diluted and basic share decreased $0.10 for the year ended November 30, 2008 to $0.46.

J. Ward McConnell, Jr., Executive Chairman of the Board of Directors said, “Worldwide economic conditions have changed, and the Company and the Agricultural sector have not been immune to these conditions.  Increasing agriculture sector demand paired with simultaneous volatility in commodity markets created a very challenging environment to maintain profit levels consistent with our historical performance.  During the last two quarters, our overtime wage expense increased over the same period in 2007.  Also, with the increased need for production due to the acquisition of the Miller Pro product line, Art’s Way Manufacturing outsourced many items that are traditionally made in-house.  These two factors, along with the rising costs of our inputs, such as steel and freight, have negatively impacted our gross profits.  That said, and despite the fact that 2008 was a challenging year including a disappointing fourth quarter, Art’s Way delivered annual revenue growth of 25.6%.  Given the current market conditions, the growth is a testament to our superior manufacturing abilities, dedication to customer service, and responsiveness to our market and economic environment.

“I want to assure our shareholders, we have taken aggressive measures to align our business with current market conditions.  We are monitoring these initiatives closely to ensure we achieve our long-term expected financial results.  Our strong financial position including our excellent backlog will allow us to continue making strategic improvements to our product line to enhance our global presence for years to come," concluded Mr. McConnell.

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers.  After market service parts are also an important part of the Company's business.  We have two wholly-owned subsidiaries.  Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:	Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com

This news release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements made in this release that are not strictly statements of historical facts, including: (i) statements relating to agricultural sector demand, (ii) statements regarding the impact of growth management measures on our long-term financial results and (iii) statements relating to future contemplated strategic improvements to our product lines, constitute forward-looking statements.  Such statements of anticipated future results are based on certain assumptions by management and current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.  Actual results may differ markedly from management's expectations.  The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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